                                                                      JPMorgan

                                                                  Exhibit 23.5

                      CONSENT OF J.P.MORGAN SECURITIES INC.



                  We hereby consent to (i) the use of our opinion letter dated June 12, 1996 to the Board of Directors of Aetna Life and Casualty Company (the "Company") included in Appendix E to the Joint Proxy Statement/Prospectus relating to the proposed mergers involving the Company, U.S. Healthcare, Inc. and certain of their affiliates described in such Proxy Statement/Prospectus and (ii) the references to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                  J.P.MORGAN SECURITIES INC.


                                  By: /s/  Edward J. Kelly III
                                     ---------------------------------------
                                     Name:  Edward J. Kelly III
                                     Title: Managing Director


June 12, 1996